Exhibit 99.1

Contacts: Pat Sheaffer, Ron Wysaske or Kevin Lycklama, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $1.4 Million in Fourth Quarter and $6.4 Million in Fiscal 2016;
Highlighted by Solid Loan Growth and Improved Asset Quality

Vancouver, WA – April 28, 2016 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported net income of $1.4 million, or $0.06 per diluted share, in the fourth fiscal quarter ended March 31, 2016. This compares to $1.7 million, or $0.08 per diluted share, in the preceding quarter and $1.5 million, or $0.07 per diluted share, in the fourth fiscal quarter a year ago.

Net income increased 42% for fiscal year 2016 to $6.4 million, or $0.28 per diluted share, compared to $4.5 million, or $0.20 per diluted share, in fiscal 2015.

“Solid profitability, strong capital, improving asset quality and strong loan and deposit growth were the highlights of our fiscal 2016 financial results,” said Pat Sheaffer, chairman and chief executive officer. “The strength of the economy in the Portland-Vancouver marketplace continues to sustain and build our community banking franchise with strong on-going demand for our high-service approach to lending and savings programs. Our focus in the coming fiscal year remains on the local markets and expanding our franchise. We will continue to look for local opportunities to grow in the Portland market area.”

Fourth Quarter Highlights (at or for the period ended March 31, 2016)

•	Net income was $1.4 million, or $0.06 per diluted share.
•	Net interest margin was 3.67% compared to 3.69% in the preceding quarter.
•	Total loans increased $14.1 million during the quarter and $45.0 million year-over-year to $624.8 million.
•	Total deposits increased $32.2 million during the quarter and $59.0 million year-over-year to $779.8 million.
•	Classified assets decreased to $6.8 million, or 6.4% of total capital.
•	Non-performing assets declined to 0.36% of total assets.
•	Total risk-based capital ratio was 16.07% and Tier 1 leverage ratio was 11.18%.
•	Increased quarterly cash dividend to $0.02 per share, generating a current dividend yield of 1.8%.

Balance Sheet Review

“Strong economic growth in our primary market area continues to fuel solid demand for loans primarily in the commercial real estate sector,” said Ron Wysaske, president and chief operating officer. “Our loan pipeline has remained robust as our lenders continue expanding relationships with businesses throughout the Portland metro area.” At March 31, 2016, the loan pipeline totaled $65.6 million.

Total loans increased $14.1 million, or 2.3% (9.3% annualized), during the quarter and increased $45.0 million, or 7.8%, during fiscal year 2016.

Organic loan originations totaled $69.1 million during the fourth quarter compared to $60.7 million in the preceding quarter. Total undisbursed construction loans increased to $44.3 million at March 31, 2016, primarily as a result of $15.4 million in new commercial construction loan originations during the quarter. The majority of these undisbursed construction loans are expected to fund during the next fiscal year.

Total deposits increased $32.2 million to $779.8 million at March 31, 2016 compared to $747.6 million at December 31, 2015. Average deposit balances increased $6.4 million during the quarter and were $48.3 million higher than the fourth

RVSB Reports Fourth quarter Fiscal 2016 Profits
April 28, 2016

quarter a year ago. The deposit mix improved during the quarter as a result of the Company’s continued focus on growing its core customer deposits balances. At March 31, 2016, checking account balances represented 41.5% of total deposits compared to 37.1% a year ago.

At March 31, 2016, Riverview’s shareholders’ equity was $108.3 million compared to $106.0 million at December 31, 2015. Tangible book value per share improved to $3.66 at March 31, 2016 compared to $3.56 at December 31, 2015. A quarterly cash dividend of $0.02 per share was paid on April 25, 2016, generating a current yield of 1.8% based on the recent stock price.

Income Statement

“Our core profitability continues to build year-over-year, reflecting our increased revenue growth with contributions from both the loan portfolio and non-interest income,” said Wysaske. “Core earnings (defined as earnings before taxes and provision for loan losses) increased 78%, or $3.8 million, during the year compared to fiscal year 2015 results.” Net interest income for the fourth fiscal quarter was $7.4 million compared to $7.5 million in the preceding quarter and $6.9 million in the fourth fiscal quarter a year ago. For fiscal 2016, Riverview’s net interest income increased 9% to $29.2 million compared to $26.7 million in fiscal 2015.

The fourth quarter net interest margin contracted slightly to 3.67% compared to 3.69% in the preceding quarter and 3.71% in the fourth quarter a year ago. “The modest decrease in the net interest margin was primarily the result of an increase in the Company’s excess cash balances as a result of the significant growth in deposit balances during the quarter as well as the continued pressure on loan pricing,” noted Kevin Lycklama, executive vice president and chief financial officer. “However, our net interest margin improved year-over-year to 3.67% in fiscal 2016, from 3.59% in fiscal 2015, as we increased our loan-to-deposit ratio during fiscal 2016.”

Non-interest income was $2.2 million in the fourth quarter compared to $2.4 million in the preceding quarter and $2.2 million in the fourth quarter one year ago. Fees and service charges decreased $206,000 during the fourth quarter primarily due to a decrease of $213,000 in prepayment penalties on loan payoffs. For fiscal 2016, non-interest income increased to $9.4 million compared to $8.9 million for fiscal 2015.

Asset management fees increased to $757,000 during the fourth fiscal quarter compared to $727,000 in the fourth quarter a year ago. For fiscal year 2016, asset management fees increased to $3.2 million compared to $3.0 million in fiscal 2015. Riverview Asset Management and Trust Company’s assets under management were $389.1 million at March 31, 2016 compared to $409.3 million a year ago.

Non-interest expense was $7.6 million during the fourth fiscal quarter compared to $7.3 million in the preceding quarter and $7.7 million in the fourth quarter a year ago. For fiscal 2016, non-interest expense decreased to $29.9 million compared to $30.7 million for fiscal 2015. The year-over-year decrease was the result of a decrease in salaries and employee benefits, FDIC insurance premiums, professional fees and real estate owned (“REO”) expenses.

Credit Quality

“We were able to cut our nonperforming loans and nonperforming assets in half this year, reflecting the hard work of our lenders and the credit management team as well as the the continuing improvement in our local markets,” said Dan Cox, executive vice president and chief credit officer. Total nonperforming assets decreased to $3.3 million at March 31, 2016 compared to $4.3 million three months earlier and $6.9 million a year ago.

Nonperforming loans decreased to $2.7 million, or 0.43% of total loans, at March 31, 2016 compared to $3.9 million, or 0.65% of total loans, at December 31, 2015 and $5.3 million, or 0.92% of total loans, a year ago. Loans past due 30-89 days were 0.10% of total loans at March 31, 2016 compared to 0.11% in the preceding quarter.

REO balances were $595,000 at March 31, 2016 compared to $388,000 at December 31, 2015. Sales of REO properties totaled $45,000 during the quarter, with $46,000 in write-downs and one new addition totaling $298,000.

Classified assets decreased to $6.8 million at March 31, 2016 compared to $7.1 million at December 31, 2015. The classified asset to total capital ratio was 6.4% at March 31, 2016 compared to 6.7% three months earlier. During the past twelve months, Riverview has reduced its classified assets by 60%, or $10.0 million.

RVSB Reports Fourth quarter Fiscal 2016 Profits
April 28, 2016

Riverview recorded a $350,000 recapture of loan losses during the fourth fiscal quarter of 2016 compared to no provision for loan losses during the preceding quarter and a $750,000 recapture of loan losses during the fourth quarter one year ago. For fiscal year 2016, the Company recorded a $1.2 million recapture of loan losses compared to $1.8 million in fiscal year 2015. The recapture of loan losses reflects the continued improvement in credit quality and the decline in loan charge-offs during the past few years.

Net loan recoveries were $62,000 during the fourth fiscal quarter of 2016 compared to $60,000 in the preceding quarter. The allowance for loan losses at March 31, 2016 totaled $9.9 million, representing 1.58% of total loans and 364.2% of nonperforming loans.

Capital

Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.07%, Tier 1 leverage ratio of 11.18% and tangible common equity to tangible assets ratio of 9.20% at March 31, 2016.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015

Shareholders' equity	$108,273	$105,993	$103,801
Goodwill	25,572	25,572	25,572
Other intangible assets, net	380	386	401
Tangible shareholders' equity	$82,321	$80,035	$77,828

Total assets	$921,229	$886,152	$858,750
Goodwill	25,572	25,572	25,572
Other intangible assets, net	380	386	401
Tangible assets	$895,277	$860,194	$832,777

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $921 million at March 31, 2016, it is the parent company of the 92 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. For the past 3 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.

RVSB Reports Fourth quarter Fiscal 2016 Profits
April 28, 2016

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Fourth quarter Fiscal 2016 Profits
April 28, 2016

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2016	December 31, 2015	March 31, 2015
ASSETS

Cash (including interest-earning accounts of $40,317, $16,461	$55,400	$28,967	$58,659
and $45,490)
Certificate of deposits held for investment	16,769	17,761	25,969
Loans held for sale	503	400	778
Investment securities:
Available for sale, at estimated fair value	150,690	154,292	112,463
Held to maturity, at amortized cost	75	77	86
Loans receivable (net of allowance for loan losses of $9,885, $10,173
and $10,762)	614,934	600,540	569,010
Real estate owned	595	388	1,603
Prepaid expenses and other assets	3,405	3,236	3,238
Accrued interest receivable	2,384	2,429	2,139
Federal Home Loan Bank stock, at cost	1,060	988	5,924
Premises and equipment, net	14,595	14,814	15,434
Deferred income taxes, net	9,189	10,814	12,568
Mortgage servicing rights, net	380	386	399
Goodwill	25,572	25,572	25,572
Bank owned life insurance	25,678	25,488	24,908

TOTAL ASSETS	$921,229	$886,152	$858,750

LIABILITIES AND EQUITY

LIABILITIES:
Deposits	$779,803	$747,565	$720,850
Accrued expenses and other liabilities	7,388	7,178	8,111
Advance payments by borrowers for taxes and insurance	609	256	495
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligations	2,475	2,479	2,276
Total liabilities	812,956	780,159	754,413

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2016 – 22,507,890 issued and outstanding;	225	225	225
December 31, 2015 - 22,507,890 issued and outstanding;
March 31, 2015 – 22,489,890 issued and outstanding;
Additional paid-in capital	64,418	64,417	65,268
Retained earnings	42,728	41,773	37,830
Unearned shares issued to employee stock ownership plan	(181)	(206)	(284)
Accumulated other comprehensive income (loss)	1,083	(216)	762
Total shareholders’ equity	108,273	105,993	103,801

Noncontrolling interest	-	-	536
Total equity	108,273	105,993	104,337

TOTAL LIABILITIES AND EQUITY	$921,229	$886,152	$858,750

RVSB Reports Fourth quarter Fiscal 2016 Profits
April 28, 2016

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2016	Dec. 31, 2015	March 31, 2015	March 31, 2016	March 31, 2015
INTEREST INCOME:
Interest and fees on loans receivable	$7,037	$7,109	$6,741	$27,795	$25,896
Interest on investment securities	723	702	509	2,709	2,274
Other interest and dividends	104	110	97	444	456
Total interest and dividend income	7,864	7,921	7,347	30,948	28,626

INTEREST EXPENSE:
Interest on deposits	280	290	302	1,173	1,326
Interest on borrowings	152	144	132	569	590
Total interest expense	432	434	434	1,742	1,916
Net interest income	7,432	7,487	6,913	29,206	26,710
Recapture of loan losses	(350)	-	(750)	(1,150)	(1,800)

Net interest income after recapture of loan losses	7,782	7,487	7,663	30,356	28,510

NON-INTEREST INCOME:
Fees and service charges	1,106	1,312	1,057	4,846	4,317
Asset management fees	757	830	727	3,212	2,975
Net gain on sale of loans held for sale	100	125	161	525	596
Bank owned life insurance income	190	193	188	770	716
Other, net	40	(43)	45	22	271
Total non-interest income	2,193	2,417	2,178	9,375	8,875

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,592	4,452	4,818	17,694	17,805
Occupancy and depreciation	1,204	1,200	1,146	4,727	4,778
Data processing	430	424	408	1,775	1,807
Advertising and marketing expense	136	149	106	669	628
FDIC insurance premium	125	127	129	500	627
State and local taxes	148	102	143	510	559
Telecommunications	74	71	72	292	295
Professional fees	231	222	241	904	1,089
Real estate owned expenses	56	65	93	567	994
Other	573	537	533	2,309	2,162
Total non-interest expense	7,569	7,349	7,689	29,947	30,744

INCOME BEFORE INCOME TAXES	2,406	2,555	2,152	9,784	6,641
PROVISION FOR INCOME TAXES	1,001	849	634	3,426	2,150
NET INCOME	$1,405	$1,706	$1,518	$6,358	$4,491

Earnings per common share:
Basic	$0.06	$0.08	$0.07	$0.28	$0.20
Diluted	$0.06	$0.08	$0.07	$0.28	$0.20
Weighted average number of common shares outstanding:
Basic	22,461,703	22,455,543	22,404,870	22,450,252	22,392,744
Diluted	22,502,111	22,506,341	22,460,054	22,494,151	22,431,839

RVSB Reports Fourth quarter Fiscal 2016 Profits
April 28, 2016

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2016	Dec. 31, 2015	March 31, 2015	March 31, 2016	March 31, 2015
AVERAGE BALANCES
Average interest–earning assets	$ 815,431	$ 806,760	$ 755,848	$ 795,875	$ 743,870
Average interest-bearing liabilities	610,568	597,989	588,664	598,007	579,627
Net average earning assets	204,863	208,771	167,184	197,868	164,243
Average loans	616,015	606,760	586,159	593,415	557,440
Average deposits	759,836	753,405	711,536	743,558	695,283
Average equity	108,023	108,115	103,837	107,133	101,715
Average tangible equity	82,066	82,151	77,858	81,164	75,744

ASSET QUALITY	March 31, 2016	Dec. 31, 2015	March 31, 2015

Non-performing loans	$ 2,714	$ 3,941	$ 5,318
Non-performing loans to total loans	0.43%	0.65%	0.92%
Real estate/repossessed assets owned	$ 595	$ 388	$ 1,603
Non-performing assets	$ 3,309	$ 4,329	$ 6,921
Non-performing assets to total assets	0.36%	0.49%	0.81%
Net loan charge-offs in the quarter	$ (62)	$ (60)	$ 189
Net charge-offs in the quarter/average net loans	(0.04)%	(0.04)%	0.13%

Allowance for loan losses	$ 9,885	$ 10,173	$ 10,762
Average interest-earning assets to average
interest-bearing liabilities	133.55%	134.91%	128.40%
Allowance for loan losses to
non-performing loans	364.22%	258.13%	202.37%
Allowance for loan losses to total loans	1.58%	1.67%	1.86%
Shareholders’ equity to assets	11.75%	11.96%	12.09%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.07%	16.08%	15.89%
Tier 1 capital (to risk weighted assets)	14.81%	14.83%	14.63%
Common equity tier 1 (to risk weighted assets)	14.81%	14.83%	14.54%
Tier 1 capital (to leverage assets)	11.18%	11.11%	10.89%
Tangible common equity (to tangible assets)	9.20%	9.30%	9.35%

DEPOSIT MIX	March 31, 2016	Dec. 31, 2015	March 31, 2015

Interest checking	$ 144,740	$ 130,635	$ 115,461
Regular savings	96,994	88,603	77,132
Money market deposit accounts	239,544	226,746	237,465
Non-interest checking	179,143	177,624	151,953
Certificates of deposit	119,382	123,957	138,839
Total deposits	$ 779,803	$ 747,565	$ 720,850

RVSB Reports Fourth quarter Fiscal 2016 Profits
April 28, 2016

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
March 31, 2016	(Dollars in thousands)
Commercial	$ 69,397	$ -	$ -	$ 69,397
Commercial construction	-	-	16,716	16,716
Office buildings	-	107,986	-	107,986
Warehouse/industrial	-	55,830	-	55,830
Retail/shopping centers/strip malls	-	61,600	-	61,600
Assisted living facilities	-	1,809	-	1,809
Single purpose facilities	-	126,524	-	126,524
Land	-	12,045	-	12,045
Multi-family	-	33,733	-	33,733
One-to-four family construction	-	-	10,015	10,015
Total	$ 69,397	$ 399,527	$ 26,731	$ 495,655

March 31, 2015
Commercial	$ 77,186	$ -	$ -	$ 77,186
Commercial construction	-	-	27,967	27,967
Office buildings	-	86,813	-	86,813
Warehouse/industrial	-	42,173	-	42,173
Retail/shopping centers/strip malls	-	60,736	-	60,736
Assisted living facilities	-	1,846	-	1,846
Single purpose facilities	-	108,123	-	108,123
Land	-	15,358	-	15,358
Multi-family	-	30,457	-	30,457
One-to-four family construction	-	-	2,531	2,531
Total	$ 77,186	$ 345,506	$ 30,498	$ 453,190

LOAN MIX	March 31, 2016	Dec. 31, 2015	March 31, 2015
	(Dollars in Thousands)
Commercial and construction
Commercial business	$ 69,397	$ 72,113	$ 77,186
Other real estate mortgage	399,527	383,187	345,506
Real estate construction	26,731	23,749	30,498
Total commercial and construction	495,655	479,049	453,190
Consumer
Real estate one-to-four family	88,780	88,839	89,801
Other installment	40,384	42,825	36,781
Total consumer	129,164	131,664	126,582

Total loans	624,819	610,713	579,772

Less:
Allowance for loan losses	9,885	10,173	10,762
Loans receivable, net	$ 614,934	$ 600,540	$ 569,010

RVSB Reports Fourth quarter Fiscal 2016 Profits
April 28, 2016

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2016	(Dollars in thousands)
Non-performing assets

Commercial real estate	$ 269	$ 1,290	$ -	$ -	$ -	$ 1,559
Land	-	801	-	-	-	801
Consumer	112	-	139	-	103	354
Total non-performing loans	381	2,091	139	-	103	2,714

REO	271	-	26	298	-	595

Total non-performing assets	$ 652	$ 2,091	$ 165	$ 298	$ 103	$ 3,309

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
March 31, 2016	(Dollars in thousands)

Land development	$ 97	$ 2,766	$ 9,182	$ 12,045
Speculative construction	400	-	7,711	8,111

Total land development and speculative construction	$ 497	$ 2,766	$ 16,893	$ 20,156

RVSB Reports Fourth quarter Fiscal 2016 Profits
April 28, 2016

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2016	Dec. 31, 2015	March 31, 2015	March 31, 2016	March 31, 2015

Efficiency ratio (4)	78.64%	74.20%	84.58%	77.62%	86.40%
Coverage ratio (6)	98.19%	101.88%	89.91%	97.53%	86.88%
Return on average assets (1)	0.63%	0.76%	0.73%	0.72%	0.54%
Return on average equity (1)	5.23%	6.28%	5.93%	5.93%	4.42%

NET INTEREST SPREAD
Yield on loans	4.59%	4.66%	4.66%	4.68%	4.65%
Yield on investment securities	1.91%	2.09%	1.80%	2.01%	1.85%
Total yield on interest earning assets	3.88%	3.91%	3.94%	3.89%	3.85%

Cost of interest bearing deposits	0.19%	0.20%	0.22%	0.20%	0.24%
Cost of FHLB advances and other borrowings	2.43%	2.28%	2.14%	2.27%	2.33%
Total cost of interest bearing liabilities	0.28%	0.29%	0.30%	0.29%	0.33%

Spread (7)	3.60%	3.62%	3.64%	3.60%	3.52%
Net interest margin	3.67%	3.69%	3.71%	3.67%	3.59%

PER SHARE DATA
Basic earnings per share (2)	$0.06	$0.08	$0.07	$0.28	$0.20
Diluted earnings per share (3)	0.06	0.08	0.07	0.28	0.20
Book value per share (5)	4.81	4.71	4.62	4.81	4.62
Tangible book value per share (5)	3.66	3.56	3.46	3.66	3.46
Market price per share:
High for the period	$4.76	$5.11	$4.74	$5.11	$4.74
Low for the period	4.20	4.35	4.32	4.08	3.38
Close for period end	4.20	4.69	4.50	4.20	4.50
Cash dividends declared per share	0.02000	0.01750	0.01125	0.06500	0.01125

Average number of shares outstanding:
Basic (2)	22,461,703	22,455,543	22,404,870	22,450,252	22,392,744
Diluted (3)	22,502,111	22,506,341	22,460,054	22,494,151	22,431,839

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.